Exhibit 99.1

Form 3 Joint Filer Information

Name and Address:     Clarence W. Schawk 2006 GRAT
1695 River Road
Des Plaines, IL 60018

Designated Filer:          Marilyn G. Schawk

Issuer Name &
Ticker Symbol:                      Schawk, Inc. (SGK)

Date of Event
Requiring Statement:           May 18, 2006

Signature:
Clarence W. Schawk 2006 GRAT

By: _/s/A. Alex Sarkisian________________
A. Alex Sarkisian, attorney-in-fact
for Marilyn G. Schawk, as trustee